UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Hanger, Inc.

(Name of Registrant as Specified in Its Charter)

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Hanger-All Email/Intranet Article

Subject: [Update] Progress toward becoming a private company

Hanger Team,

It has been just over a month since I shared the exciting news of our intentions to become a privately held company through a transaction with Patient Square Capital. I now want to provide an update on how we are progressing, and let you know we are still on track to close the transaction in the fourth quarter of this year, with our plan to close as soon as practicable after we receive stockholder approval and federal and state regulatory clearance. A lot of work has been taking place to position us well for the closing, including the following:

•We have mailed to our stockholders and filed with the Securities and Exchange Commission (SEC) a proxy statement for use in connection with the special meeting of stockholders that is scheduled for the morning of September 30, 2022. At that meeting, the stockholders will be asked to vote on the transaction with Patient Square Capital, and a vote in favor by the majority of the outstanding shares of common stock is required to approve the transaction.

•Both Hanger and Patient Square Capital have each made required anti-trust filings with the Federal Trade Commission and Department of Justice. Larger transactions, including ours with Patient Square Capital, are required to make these filings to notify the regulators of the pending deal, letting them decide whether to conduct a broader review, and we expect to know their decision by early September.

•A number of our Hanger contracts, agreements, and leases with third parties require notices, and in some cases, consents, as do a number of governmental licenses, permits and other authorizations, due to the pending transaction. Subject matter expert teams are working with our legal counsel to identify, reach out to, and work with the appropriate third parties.

Thank you to those who have been working diligently to prepare us for the anticipated closing of the transaction. As I shared before, this is an exciting next chapter for Hanger, providing us access to increased healthcare expertise and broader relationships, while enabling us to further invest in our business to better position ourselves to achieve our strategic priorities and accelerate growth.

Until the transaction is closed, which we expect to occur in the fourth quarter, Hanger will remain a public company. Our vision, values, purpose, long-term goals, and brand will remain unchanged, and we will continue to keep the patient at the center of everything we do. Please continue to focus on your patients, customers, and teams to ensure we continue to deliver on our commitments. I will keep you updated in the coming weeks as important milestones occur as part of this transaction.

As a reminder, a series of frequently asked questions with additional details on this transaction are available as needed.

Thank you for all that you do, and for the collective focus on fulfilling our purpose of empowering human potential together.

Kind Regards,
Vinit

Vinit K. Asar
President & Chief Executive Officer

Additional Information and Where to Find It

This communication relates to the proposed merger (the “Merger”) of Hanger, Inc. (“Hanger”) and Hero Merger Sub, Inc. (“Merger Sub”), a subsidiary of Hero Parent, Inc. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2022, by and among Parent, Merger Sub and Hanger (the “Merger Agreement”). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital. On August 26, 2022, Hanger filed with the Securities and Exchange Commission (“SEC”) and commenced mailing to stockholders a definitive proxy statement (the “Definitive Proxy Statement”) on Schedule 14A and a proxy card with respect to a special meeting of stockholders to be held on September 30, 2022 to approve the Merger. Stockholders of Hanger are urged to read the Definitive Proxy Statement and other relevant materials because they will contain important information about Hanger, Parent, Merger Sub and the Merger. Stockholders may obtain a free copy of these materials and other documents filed by Hanger with the SEC at the SEC’s website at www.sec.gov, at Hanger’s website at corporate.hanger.com or by sending a written request to our Corporate Secretary at our principal executive offices at 10910 Domain Drive, Suite 300, Austin, Texas 78758.

Participants in the Solicitation

Hanger, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Hanger’s stockholders in connection with the Merger and any direct or indirect interests they have in the Merger are set forth in the Definitive Proxy Statement. Information relating to the foregoing can also be found in Hanger’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022 and Hanger’s definitive proxy statement for its 2022 Annual Meeting of Stockholders filed with the SEC on April 7, 2022. To the extent that holdings of Hanger’s securities have changed since the amounts set forth in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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